Exhibit 10.14

Summary of Compensation of Named Executive Officers

Name	Base Salary
Thomas E. Gottwald President and Chief Executive Officer	$900,000
C. S. Warren Huang* Vice Chairman of the Board, Afton Chemical Corporation	$177,400
Stephen M. Edmonds Vice President and General Counsel	$387,300
Bruce R. Hazelgrove, III Vice President, Corporate Resources	$352,300
David A. Fiorenza Vice President and Chief Financial Officer	$327,100

* Mr. Huang served as President of Afton Chemical Corporation through December 31, 2012 and now serves as Vice Chairman of the Board, Afton Chemical Corporation. He is expected to retire on April 1, 2013. The above amount represents his base salary to that date.